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                                                                     EXHIBIT 4.4

                                October 11, 2000

LBI Group Inc.
3 World Financial Center
New York, New York  10285

Dear Sirs:

              Reference is made to that certain Preferred Stock Purchase Agreement, dated as of February 11, 2000, by and between Chromatics Color Sciences International, Inc. (the "Company") and LBI Group Inc. (the "Purchaser"), that certain Warrant Agreement, dated as of February 11, 2000 (the "2000 Warrant Agreement"), by and between the Company and the Purchaser, that certain Preferred Stock Purchase Agreement, dated as of June 11, 1999, by and between the Company and the Purchaser, that certain Warrant Agreement, dated as of June 11, 1999 (the "1999 Warrant Agreement"), by and between the Company and the Purchaser, that certain Letter Agreement, dated as of August 16, 2000, by and between the Company and the Purchaser (the "Lehman Letter Agreement"), and the Certificate of Incorporation of the Company (the "Certificate of Incorporation" and, together with the 2000 Warrant Agreement and the 1999 Warrant Agreement, the "Lehman Agreements"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Lehman Agreements.

              The Company proposes to enter into a purchase and sale agreement (the "Crescent Agreement") with Crescent International Ltd. ("Crescent"), pursuant to which the Company would issue and sell to Crescent, and Crescent would purchase, shares of a newly-authorized series of preferred stock of the Company (the "Crescent Preferred") for an aggregate purchase price of up to Four Million Dollars ($4,000,000).

              With respect to the foregoing, the Company and the Purchaser agree as follows:

              1. Amendment to the Purchase Agreements. The Company and the Purchaser hereby agree to amend Section 6.1(d) of each of the Purchase Agreements to read in full as follows:

                        "(d) If (i) the Registration Statement is not (A) filed
              with the SEC on or before the Filing Date or (B) declared effective by the SEC on or before the Effectiveness Date (or in the case of delay in the effectiveness of the Registration Statement caused by "plain english" comments on the Registration Statement from the staff of the SEC, the thirtieth (30th) day after the Effectiveness Date), (ii) on any day after the Registration Statement has been declared effective by the SEC (A) sales of the Registrable Securities required to be included on the Registration Statement cannot be made pursuant to the Registration Statement (including, without limitation, because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, or to
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          register sufficient shares of Common Stock) or (ii) Seller shall otherwise fail to file the Registration Statement (each such event specified in (i), (ii) and (iii) above, an "Event"), then as partial relief for the damages to Purchaser by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity). (y) Seller shall pay to Purchaser an amount in cash
          (a "Registration Delay Payment") equal to two percent (2%) of the product of (I) the number of Shares held by Purchaser and (II) $100, multiplied by the sum of: (i) the number of months (prorated for partial months) after the end of the Effectiveness Date and prior to the date the Registration Statement is declared effective by the SEC; provided, however, that there shall be excluded from such period any delays which are solely attributable to changes required by Purchaser in the Registration Statement with respect to information relating to Purchaser and (ii) the number of months (prorated for partial months) that sales cannot by made pursuant to the Registration Statement after the Registration Statement has been declared effective; and (z) the Conversion Price (as defined in the Certificate of Amendment) of the Shares and the Exercise Price (as defined in the Warrant Agreement) shall be decreased 2% on the date of such Event and shall be decreased an additional 2% as of each monthly anniversary of the date of such Event. Seller shall pay any required Registration Delay Payment to Purchaser in cash on the last business day of each month during which an Event has occurred and is continuing. In the event seller fails to make a Registration Delay Payment in a timely manner such Registration Delay Payment shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full."

          2. Amendment to Certificate of Incorporation. The Company and Purchaser hereby agree to amend the Certificate of Incorporation of the Company as it pertains to the Class B Series 2 Convertible Preferred Stock and Class B Series 3 Convertible Preferred Stock, in the forms attached hereto as Exhibit A and Exhibit B, upon the execution and delivery of this Agreement by the parties hereto.

          3. Waiver. The Purchaser hereby irrevocably agrees to waive any right claim that it may have to decrease the Conversion Price of the Series 2 Preferred Stock, the Conversion Price of the Series 3 Preferred Stock and the Exercise Price per Warrant Share solely in connection with (i) the issuance of the Crescent Preferred pursuant to the transaction contemplated by the Crescent Agreement, (ii) the issuance of the New Warrants (hereinafter defined) and
(iii) the Warrant Shares vesting and becoming exercisable on the First Vesting Date (as such terms are defined in the Adjustable Warrant, dated August 16, 2000 (the "Adjustable Warrant"), issued by the Company to Millennium Partners, L.P. ("Millennium")). The Purchaser further irrevocably agrees to waive any right or claim that it may have to deem or define the


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exercise price with respect to the Warrant Shares vesting and becoming exercisable on the Second Vesting Date (as such term is defined in the Adjustable Warrant) to be other than the greater of (i) $1.00 and (ii) the exercise price calculated in the manner set forth in Paragraph 1 of the Lehman Letter Agreement.

         4. Warrants. In consideration of the Purchaser's promises and covenants contained herein, the Company agrees to issue to the Purchaser 200,000 five-year warrants (the "New Warrants") to purchase the Common Stock of the Company, at an exercise price of $1.50 per share, in substantially such form and content as the Warrants issued to the Purchaser pursuant to the 1999 Warrant Agreement and the 2000 Warrant Agreement.

         5. Ratification of the Purchase Agreements. By the execution and delivery hereof, each of the parties hereto hereby ratifies and confirms the terms of the Purchase Agreements as hereby amended.

         6. Effectiveness. The effectiveness of the agreements set forth herein shall be subject to and conditioned upon (i) the closing of the transactions contemplated by the Crescent Agreement (the "Transaction"), pursuant to which Crescent will make an investment in the Company of not less than $2,000,000, (ii) the Company's securing from the National Association of Security Dealers, Inc. confirmation of its acceptance of the Company's proposal for remaining listed on the Nasdaq Small Cap Market and (iii) the Company's entering into letter agreements with Millennium and the holders of the Company's outstanding 14% Senior Convertible Debentures, due April 15, 2002, pertaining to
(A) the restructuring of certain debt obligations to such parties as equity obligations for purpose of removing such items from the liability side of the Company's consolidated balance sheets and (B) the waiver of certain antidilution rights of such parties in connection with the Transaction. If each of the foregoing conditions has not been satisfied on or prior to 5:00 p.m. New York time on November 1, 2000, this Agreement shall be void and of no further force or effect.

         7. Entire Agreement This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

         8. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If you agree to the foregoing, please so indicate by signing the enclosed counterpart of this Agreement and returning it to the undersigned, whereupon this Agreement shall become a binding contract between the parties hereto.


                                             Very truly yours,



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                                        CHROMATICS COLOR SCIENCES
                                         INTERNATIONAL, INC.


                                        By:
                                           ---------------------------------
                                           Darby S. Macfarlane
                                           Chairperson of the Board


ACCEPTED AND AGREED TO
THIS ___ DAY OF OCTOBER, 2000:

LB I GROUP INC.


By:
   -------------------------
   Name:
   Title:


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